UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2021

OP BANCORP

(Exact name of registrant as specified in its charter)

California	001-38437	81-3114676
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Wilshire Blvd., Suite 500, Los Angeles, CA	90017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (213) 892-9999

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	OPBK	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☒

Item 1.01.	Entry into a Material Definitive Agreement

On January 28, 2021, Open Bank, a California banking corporation (the “Bank”), a banking subsidiary of OP Bancorp, a California corporation, entered into an Asset Purchase Agreement (“Agreement”) with Hana Small Business Lending, Inc., a Delaware corporation (“Hana”), to purchase its Small Business Administration (“SBA”) loan portfolio. Under the terms of the Agreement, as of January 28, 2021, the balance of loans outstanding to be acquired was approximately $105 million, comprised primarily of SBA 7(a) loans with a small balance of SBA Paycheck Protection Program (“PPP”) loans. The Bank will also acquire a servicing portfolio consisting of guaranteed SBA 7(a) loans sold in the secondary market with a balance of approximately $295 million. The purchase price is based on a formula that will be calculated at closing (including certain price adjustments), but it is estimated at approximately $102 million. Following execution of the Agreement, the Bank will deposit $500,000 into an escrow (“Escrow Deposit”) to be applied to the purchase price.

The Agreement contains certain representations and warranties by both parties. Each party has indemnification obligations to the other if there is a breach of a representation and warranty and damages for certain actions before or after the closing.  The transaction is subject to customary closing conditions, including obtaining approval from SBA and trustees for certain loans that have been securitized.

Both the Bank and Hana may mutually agree to terminate the Agreement without further liability to the other.  Either party may terminate the Agreement if the closing has not occurred six months from the date of the Agreement (subject to a 30 day further extension if the SBA consent is still pending) or earlier if a required consent has been rejected. Either party may terminate the Agreement for a material breach of a representation and warranty, subject to certain cure provisions. If the Agreement is terminated by Hana in breach of the Agreement or if the Bank terminates the Agreement as permitted under the terms of the Agreement, the Bank will be entitled to return of the Escrow Deposit as liquidated damages. If the Bank terminates the Agreement for a breach of a material representation and warranty (after any applicable cure period), Hana is required to pay $500,000 to the Bank as liquidated damages.

Although there can be no assurance, the Company anticipates that the transaction will close within 90 days.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K/A and is incorporated herein by reference.

A press release was issued by the Company on February 3, 2021, and copy is attached as Exhibit 99.2.

Item 9.01.	Financial Statements and Exhibits

(D)    Exhibits.

99.1	Asset Purchase Agreement, dated January 28, 2021, by and between Open Bank and Hana Small Business Asset Lending, Inc..
99.2	Press Release of OP Bancorp, issued February 3, 2021, entitled “OP Bancorp to Acquire SBA Loan Portfolio”.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

EXHIBIT INDEX

Exhibit No.	Description

99.1	Asset Purchase Agreement, dated January 28, 2021, by and between Open Bank and Hana Small Business Asset Lending, Inc..
99.2	Press Release of OP Bancorp, issued February 3, 2021, entitled “OP Bancorp to Acquire SBA Loan Portfolio”.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OP Bancorp

DATED: February 5, 2021	By:	/s/ Christine Oh
Christine Oh
Executive Vice President and
Chief Financial Officer

4